FOR IMMEDIATE RELEASE
     Saratoga Bancorp, parent company for Saratoga National Bank, reports increased earnings for the three and nine months ended September 30, 1997.
     Net income for the quarter ending September 30, 1997 was $467,000, or $0.44 per share, up 55 percent from $302,000 or $0.26 per share for the same period in 1996. Net income for the nine month period ending September 30, 1997 was $1,070,000 or $0.91 per share, an increase of 47 percent, as compared to $726,000 or $0.63 per share in 1996.
     Assets at September 30, 1997 were $125,552,000, a 14 percent increase compared to $109,706,000 at September 30, 1996.
     Deposits at September 30, 1997 were $88,074,000, up 6 percent compared to $83,235,000 in 1996.
     Net loans outstanding at September 30, 1997 were $55,115,000, an increase of 25 percent from $43,957,000 for the same period in 1996.

     The Company is pleased to announce that its financial performance year-to-date in 1997 had provided the Company with the ability to return a portion of the profits to its shareholders. The $0.10 per share cash dividend, the second paid in the last six months, is payable to shareholders of record as of October 31, 1997, and will be paid on November 14, 1997.

     Saratoga National Bank operates offices in Saratoga, Los Gatos and San
Jose.

                                        Richard L. Mount
                                        12000 Saratoga-Sunnyvale Rd.
                                        Saratoga, Ca 95070
                                        (408) 973-1111


October 6, 1997                                                    Unaudited